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                                                                    EXHIBIT 99.1
[LOGO of Level(3)(SM)
         COMMUNICATIONS]


                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:     Josh Howell                        Investors:     Robin Grey
           720/888-2517                                      720/888-2518

           Paul Lonnegren                                    Karen King
           720/888-6099                                      720/888-2503


                  Level 3 Completes Offering of $373.75 Million
                       of 2.875% Convertible Senior Notes

       Offering Includes Exercise of Over-allotment Option by Underwriters


BROOMFIELD, Colo., July 8, 2003 -- Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that it has completed the offering of $373.75 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2010 in an underwritten public offering. The final offering amount included the exercise by the underwriters of their option to purchase up to an additional $48.75 million aggregate principal amount of the notes solely to cover over-allotments.

Level 3 intends to use the net proceeds for working capital, capital expenditures and other general corporate purposes, including new product development, debt repurchases and acquisitions.

The Convertible Senior Notes are convertible into shares of the company's common stock at a conversion price of $7.18 per share.

The offering was underwritten by Citigroup, Credit Suisse First Boston, JPMorgan, Merrill Lynch & Co. and Morgan Stanley. Citigroup acted as the sole book running manager for the offering.

A registration statement relating to the Convertible Senior Notes has been declared effective by the Securities and Exchange Commission. Offers and sales of the

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Convertible Senior Notes may be made only by the related prospectus and prospectus supplement, which may be obtained from Citigroup Global Markets Inc., 390 Greenwich Street, New York, N.Y., 10013.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, Genuity managed services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.softwarespectrum.com, and www.i-structure.com.

Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.